As filed with the Securities and Exchange Commission on February 27, 2024
Registration No. 333-260937

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Rover Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	85-3147201 (I.R.S. Employer Identification Number)
7200 (Primary Standard Industrial Classification Code Number)
720 Olive Way, 19th Floor
Seattle, WA 98101
(888) 453-7889
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Aaron Easterly
Chief Executive Officer
720 Olive Way, 19th Floor
Seattle , WA 98101
(888) 453-7889
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Michael Nordtvedt John Brust Craig Sherman Wilson Sonsini Goodrich & Rosati, P.C. 701 Fifth Avenue, Suite 5100 Seattle, WA 98104-7036 (206) 883-2500	Melissa Weiland General Counsel Rover Group, Inc. 720 Olive Way, 19th Floor Seattle, WA 98101 (888) 453-7889
Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.
(Approximate date of commencement of proposed sale to the public)
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☒

DEREGISTRATION OF SECURITIES
This post-effective amendment (this “Post-Effective Amendment”) filed by Rover Group, Inc., a Delaware corporation (the “Company”), withdraws and deregisters all unsold securities registered under the Registration Statement on Form S-1 (File No. 333-260937), as amended, originally filed with the U.S. Securities and Exchange Commission on November 10, 2021 (the “Registration Statement”).
On February 27, 2024, pursuant to an Agreement and Plan of Merger, dated as of November 29, 2023, by and among the Company, Biscuit Parent, LLC, a Delaware limited liability company (“Parent”), and Biscuit Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly owned subsidiary of Parent.
As a result of the Merger, the Company has terminated any and all offerings and sales of its securities pursuant to the Registration Statement. The Company hereby terminates the effectiveness of the Registration Statement and removes from registration all of the securities that remain unsold under the Registration Statement as of the date hereof, if any.
The Company is filing this Post-Effective Amendment to withdraw and remove from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on February 27, 2024.*

ROVER GROUP, INC.

By:	/s/ Charlie Wickers
Charlie Wickers
Chief Financial Officer

*Pursuant to Rule 478 under the Securities Act no other person is required to sign this Post-Effective Amendment.